Sun River Energy, Inc. (SNRV) has drilled its third coalbed methane well, Myers #3, in Colfax County, New Mexico. With 2 coalbed wells drilled and cased, Sun River drilled a third well due east of the Myers #2 to test the consistency of formation and target coal zones. While numerous drilling problems were encountered, the third well encountered multiple coal zones through the Raton Formation and in the Upper Vermejo. The well has been cased to 1,300 feet and the company may drill the Lower Vermejo formation with a slim hole bit at a later date (about 150-200 feet). Drilling information and logs indicate potential for a successful frac/stimulation and completion. The fact that coals consistent with the Myers #2 and Myers #1 in the Raton and Vermejo formations were found, the Company believes, is supportive of the Companys theory and belief in the reserve potential of its 12,000 acre Colfax County, New Mexico coalbed prospect.

All three wells showed multiple coals in both Raton and Vermejo formations which the Company intends to frac/stimulate at completion of the wells. The Company intends to complete all three wells in late July or August with frac/stimulation.

Based upon the coal discoveries in the first three wells, the Company is planning a 20 well drilling program for 2007-2008 which would fully explore its approximately 12,000 acres on 640 acre spacing. Based on historical reserve averages for coalbed methane wells in the Raton Basin, which are 1.0 BCF for Raton coals and 1.6 BCF for Vermejo coals per well, the Company believes that its acreage position could eventually be developed with significant reserves in a 2-3 year period. Based on the quality of Raton Basin gas - high BTU/low contamination - the Company believes that an average $6.00 per thousand price is acheivable for gas it produces from these wells.